Mayer, Brown, Rowe & Maw LLP
                               11 Pilgrim Street
                                London EC4V 6RW


The Directors
Cambridge Antibody Technology Group plc
Milstein Building
Granta Park
Cambridge
CB1 6GH





                                                                 29 July 2003



Dear Sirs

Cambridge Antibody Technology Group plc - ordinary shares of 10p each

1. We have acted for Cambridge Antibody Technology Group plc, a company incorporated in England and Wales with registered number 03234033 (the "Company"), as its legal advisers in England in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") of a registration statement on Form F-3 (the "Registration Statement") relating to the possible public offering of a dollar amount of up to $175,000,00 of ordinary shares of 10p each in the share capital of the Company (the "Ordinary Shares") and American depositary shares, each representing one Ordinary Share (the "ADSs") (the "Offering").

2. For the purposes of giving this opinion, we have only examined and relied on those documents set out below:

         (a) a copy of the memorandum and articles of association of the Company, in each case certified by the company secretary as being a true, accurate, complete and up to date copy;

         (b) a copy extract of the minutes of a meeting of the board of directors of the Company held on 11 July 2003 approving the filing of the Registration Statement subject to final approval by a committee of the board, and a copy extract of the minutes of a meeting of the Committee of the board of directors of the Company held on 28 July 2003 approving the form and filing of the Registration Statement, both certified by the chairman as being a true, accurate and complete copies; and

         (c)      a copy of the draft Registration Statement.

         Except as set out above, we have made no further enquiries concerning the Ordinary Shares, ADSs or the Company or any other matter in connection with the giving of this opinion. We express no opinion as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely without further enquiry on statements made in the documents listed above.

3. The opinion set out in paragraph 4 is given on the basis of an assumption as to the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as drafts or copies and the authenticity and completeness of all such original documents. We have also assumed that no event, circumstance or matter occurs after the date of this opinion which might affect the opinion set out in paragraph 4 (including without limitation, any amendment to the memorandum or articles of association of the Company, any grant or creation of any rights of pre-emption in respect of the Ordinary Shares or any change in law after the date of this opinion) and that the Ordinary Shares will be paid for in full on issue.

4. Based upon and subject to the foregoing, we are of the opinion that, upon completion of the matters referred to in Schedule 1 (the "Further Corporate Actions") being satisfied in form and substance satisfactory to us, the Ordinary Shares will have been duly authorised and will be validly issued and fully paid and will not be subject to calls for further funds.

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5.       We hereby consent to the use of this opinion as Exhibit 5.1 to the
         Registration Statement and to the references to our firm under the caption "Enforcing Civil Liabilities" and "Validity of Securities" in the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement, including exhibits.

6. This opinion shall be governed by and construed in accordance with English law and relates only to English law as applied by the English courts as at today's date. We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the Offering, would or might affect any of the conclusions stated in this opinion.

Yours faithfully


/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

                                   SCHEDULE

                           FURTHER CORPORATE ACTIONS

1.       Board Authority

         The board of directors of the Company (or a duly appointed committee thereof) having duly, properly and validly resolved to allot the Ordinary Shares in accordance with and subject to the memorandum and articles of association of the Company.

2.       Shareholder Authorities

         (a) The shareholders of the Company having duly and validly resolved in general meeting:

                (i) to provide sufficient authorised but unissued share capital of the Company; and

                (ii) to give the directors of the Company sufficient authority pursuant to sections 80 and 89 of the Companies Act 1985, as amended,

                        to allot the Ordinary Shares (having regard to existing share authority requirements/commitments).

         (b) Such shareholder resolutions having been duly lodged with the Registrar of Companies in England and Wales.